                                                                   EXHIBIT 10.28


May 24, 2000

Viewlocity, Inc.
3475 Piedmont Road
Atlanta, GA 30305
Attn:  Gregory Cronin

Dear Greg:

         Reference is made to that certain Series B Convertible Preferred Stock Purchase Warrant numbed B-4, dated as of April 9, 1999, by and between Viewlocity, Inc. ("Viewlocity") and Battery Investment Partners IV, LLC ("Battery Investment Partners"), as amended by the First Amendment to Series B Convertible Preferred Stock Purchase Warrant, dated as of May __, 2000, by and between Viewlocity and Battery Ventures (the "Warrant"). Battery Investment Partners hereby irrevocably covenants and agrees that immediately prior to the closing of an Initial Public Offering by Viewlocity, Battery Investment Partners will exercise the Warrant in full in accordance with the terms of the Warrant. Battery Investment Partners hereby exercises its net issue election pursuant to
Section 1(b) of the Warrant with the fair market value for purposes of such election being equal to the price to the public in the Initial Public Offering.

         All capitalized terms used but not otherwise defined in this letter agreement shall have the meanings assigned to them in the Agreement.

                                         Sincerely,

                                         Battery Investment Partners IV, LLC

                                         By:  /s/ Oliver D. Curme
                                             _______________________________
                                         Name:  Oliver D. Curme
                                              ______________________________
                                         Title:  Member Manager
                                               _____________________________

Accepted and Agreed:

Viewlocity, Inc.

By: /s/ Stan F. Stoudenmire
   _________________________
Title:  Sr. VP and Secretary
      ______________________